CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Cannabis Sativa, Inc. and subsidiaries (the “Company”) on Form S-8 (No. 333-219564), pertaining to the Company’s registration of shares of the Company’s 2017 Stock Plan of our report dated April 1, 2019, on our audits of the consolidated financial statements as of December 31, 2018 and 2017, and for each of the years in the two-year period ended December 31, 2018, which report is included in the Annual Report on Form 10-K/A filed on April 4, 2019.

/s/ Hall & Company

Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA

April 4, 2019